Exhibit 99.1

Albemarle announces plans to exit phosphorous flame retardants business

BATON ROUGE, La., May. 17, 2012 – In order to restructure its business portfolio and address underperforming assets, Albemarle Corporation (NYSE: ALB), a leader in the global specialty chemicals market, announced today that it plans to exit its existing phosphorous flame retardants business. Albemarle currently produces phosphorus flame retardants, part of its Polymer Solutions business segment, at its Avonmouth, United Kingdom and Nanjing, China manufacturing sites. The proposal to exit the business and cease operations at the Avonmouth, UK site is subject to consultation with its employees, which has begun. In addition, the process to cease operations at the Nanjing, China site has also begun.

The cash outlay related to the above proposals is expected to be in the range of $5 million to $15 million with payback in approximately one year. As a consequence of these plans, the company would expect to incur a one-time after-tax accounting charge in the range of $80 million to $95 million in the second quarter 2012, which would include costs such as severance, asset write-downs and closure costs. Once these actions are completed, including a restructuring program intended to eliminate costs allocated to the phosphorus business, annual earnings per share should improve by $0.10 to $0.15 per share in 2013.

“One of the fundamental drivers of Albemarle’s future growth is our ability to manage our business portfolio and show discipline in addressing underperforming assets or product lines. It has become clear that our current phosphorus business and product lines are not strategically aligned with Vision 2015’s growth plans,” commented Luke Kissam, Albemarle’s Chief Executive Officer. “We recognize the impact a proposed closure would have on our employees, their families and the communities where they live, and we will strive to minimize this impact,” added Kissam.

Subject to the conclusion of the consultation process in the UK, production at both facilities will cease upon completion of customer contracts.

About Albemarle

Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a leading global developer, manufacturer, and marketer of highly-engineered specialty chemicals for consumer electronics, petroleum refining, utilities, packaging, construction, automotive/transportation, pharmaceuticals, crop protection, food-safety and custom chemistry services. The Company is committed to global sustainability and is advancing its eco-practices and solutions in its three business segments, Polymer Solutions,

Catalysts and Fine Chemistry. Corporate Responsibility Magazine selected Albemarle to its prestigious “100 Best Corporate Citizens” list for 2010 and 2011. Albemarle employs approximately 4,000 people and serves customers in approximately 100 countries. Albemarle regularly posts information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, Regulation G reconciliations, SEC filings, and other information regarding the Company, its businesses and the markets we serve.

Media Contact: Ashley Mendoza, (225) 388-7137, Ashley.Mendoza@albemarle.com

Investor Relations Contact: Lorin Crenshaw, (225) 388-7322, Lorin.Crenshaw@albemarle.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Albemarle Corporation’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K.

XXX